Exhibit 99

PNM RESOURCES, INC.

4,000,000 Units

($100,000,000)

6.625% Hybrid Income Term Security Units

UNIT PURCHASE AGREEMENT

Dated August 13, 2004

i

	5.19	The Acquisition	19
	5.20	Capital Stock	19
	5.21	Material Agreements	20
	5.22	Brokers	20
	5.23	Investment Company	20
	5.24	Units	21

6.	REPRESENTATIONS OF THE PURCHASER.		21

	6.1	Purchase for Investment.	21
	6.2	Source of Funds.	21

7.	INFORMATION AS TO COMPANY.		21

	7.1	Financial and Business Information.	21
	7.2	Officer’s Certificate.	24
	7.3	Inspection.	24

8.	AFFIRMATIVE COVENANTS.		24

	8.1	Compliance with Law.	25
	8.2	Insurance.	25
	8.3	Maintenance of Properties.	25
	8.4	Payment of Taxes and Claims.	25
	8.5	Corporate Existence, etc.	26
	8.6	Compliance with Acquisition Agreement	26
	8.7	Reservation of Shares of Capital Stock	26
	8.8	Preferred Shares in Lieu of Company Common Stock	26
	8.9	Internal Accounting Controls; Auditor Independence	26
	8.10	Due Diligence Examination	27
	8.11	Compliance with Environmental Laws	27
	8.12	Further Assurances	27

9.	NEGATIVE COVENANTS.		27

	9.1	Transactions with Affiliates.	27
	9.2	Merger, Consolidation, etc.	28
	9.3	Certain Changes to Definitive Agreements.	28

10.	HOME OFFICE PAYMENTS.		28

11.	EXPENSES, ETC.		29

	11.1	Transaction Expenses.	29
	11.2	Survival.	29

12.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.		29

13.	AMENDMENT AND WAIVER.		29

	13.1	Requirements.	29
	13.2	Solicitation of Holders of Units.	30

ii

	13.3	Binding Effect, etc.	30

14.	NOTICES.		30

15.	REPRODUCTION OF DOCUMENTS.		31

16.	CONFIDENTIAL INFORMATION.		31

17.	SUBSTITUTION OF PURCHASER.		32

18.	INDEMNIFICATION		32

19.	MISCELLANEOUS.		33

	19.1	Successors and Assigns.	33
	19.2	Severability.	33
	19.3	Construction.	33
	19.4	Counterparts; Facsimile Execution.	34
	19.5	Governing Law.	34
	19.6	PUHCA Coordination.	34
	19.7	Market-Interest Rate.	34
	19.8	Shareholder Approval of Limited Voting Rights for Certain Preferred Shares.	34

SCHEDULE A	—	Information Relating to Purchaser

SCHEDULE B	—	Defined Terms

SCHEDULE 2(b)	—	Accounting Treatment

EXHIBIT A	—	Purchase Agreement

EXHIBIT B	—	Pledge Agreement

EXHIBIT C	—	Base Indenture

EXHIBIT D	—	Senior Note Supplement

EXHIBIT E	—	Remarketing Agreement

EXHIBIT F	—	Registration Rights Agreement

EXHIBIT G	—	Statement of Resolutions

iii

PNM RESOURCES, INC.

Alvarado Square

Albuquerque, New Mexico 87158

4,000,000 Units

($100,000,000)

6.625% Hybrid Income Term Security Units

August 13, 2004

Cascade Investment, L.L.C.

2365 Carillon Point

Kirkland, Washington 98033

Attention of Mr. Robert Thomas

Ladies and Gentlemen:

PNM Resources, Inc., a New Mexico corporation (the “Company”), is party to a Stock Purchase Agreement dated as of July 24, 2004 (as amended, the “Acquisition Agreement”) pursuant to which, among other things, the Company will acquire (the “Acquisition”) 100% of the outstanding common stock of TNP Enterprises, Inc., a Texas corporation (“TNPE”), and, in connection therewith, effect the repayment or redemption (as the case may be; collectively, the “Refinancing”) of certain TNPE term loans, senior subordinated notes and senior redeemable preferred stock, in each case as contemplated by Section 6.07 of the Acquisition Agreement. As part of its financing plan for the payment of the cash portion of the purchase price specified in the Acquisition Agreement and to obtain funds as needed to effect the Refinancing, the Company has agreed to sell to you, and you have agreed to purchase, on the terms and conditions hereinafter set forth, $100,000,000 of securities to be issued by the Company. Accordingly, the Company agrees with you as follows:

1. AUTHORIZATION OF UNITS.

A. The Company will authorize the issue and sale of 4,000,000 of its 6.625% Hybrid Income Term Security Units (initially consisting of 4,000,000 Corporate Units) (the “Units”). Each Unit will have a stated amount of $25.00 (the “Stated Amount”) and will consist of a purchase contract issued by the Company and, initially, a 2.5% ownership interest in a $1,000 principal amount senior note issued by the Company. The governing instruments with respect to the Units will be:

(i) a Purchase Contract Agreement (the “Purchase Agreement”) between the Company and a financial institution acting as purchase contract agent thereunder (the “Purchase Contract Agent”), substantially in the form of Exhibit A, with such changes therefrom, if any, as may be approved by you and the Company;

(ii) a Pledge Agreement (the “Pledge Agreement”) between a financial institution acting as collateral agent, custodial agent and securities intermediary thereunder (the “Collateral Agent”, the “ Custodial Agent” and the “Securities Intermediary”, respectively) and the Purchase Contract Agent, substantially in the form set out in Exhibit B, with such changes therefrom, if any, as may be approved by you and the Company;

(iii) the senior notes initially comprising part of the Units (the “Senior Notes”) will be issued pursuant to (A) the Indenture (For Senior Notes) (the “Base Indenture”) between the Company and JPMorgan Chase Bank, as trustee (in such capacity, the “Indenture Trustee”) and (B) an indenture supplemental to the Base Indenture (the “Senior Note Supplement”) together with the Base Indenture, the “Indenture”) between the Company and the Indenture Trustee, substantially in the form set out in Exhibit C for the Base Indenture and in Exhibit D for the Senior Note Supplement, with such changes therefrom, if any, as may be approved by you and the Company;

(iv) the Remarketing Agreement (the “Remarketing Agreement”) among the Company, Banc of America Securities LLC (the “Remarketing Agent”) and the Purchase Contract Agent, substantially in the form set out in Exhibit E, with such changes therefrom if any, as may be approved by you and the Company;

(v) the Exchange and Registration Rights Agreement (the “Registration Rights Agreement”) between you and the Company, substantially in the form set out in Exhibit F, with such changes therefrom, if any, as may be approved by you and the Company; and

(vi) the Statement of Resolutions Establishing a Series of Preferred Stock of PNM Resources, Inc. (the “Statement of Resolution”) to be adopted by the Board of Directors of the Company creating a series of preferred stock of the Company (the “Preferred Shares”) convertible into shares of common stock, no par value (the “Company Common Stock”), of the Company as provided in the Statement of Resolution, the Statement of Resolution to be substantially in the form set out in Exhibit G, with such changes therefrom (including those contemplated by Section 19.8), if any, as may be approved by you.

B. Each Unit initially will consist of a unit (referred to as a “Corporate Unit”) with a stated amount equal to the Stated Amount comprised of (i) a stock purchase contract (a “Purchase Contract” and, collectively with each other Purchase Contract, the “Purchase Contracts”) under which (A) the holder of a Corporate Unit (a “Holder” and, collectively with Holders of Corporate Units, the “Holders”) will purchase from the Company no later than the February 16, May 16, August 16 or November 16 first following the third (3rd) anniversary of the date of initial issuance of the Units (the “Settlement Date”), for $25.00 per Corporate Unit a number of shares of Company capital stock (each, a “Share” and, collectively with all other shares that may be issued and sold by the Company upon settlement of the Purchase Contracts, the “Shares”) as set forth in the Purchase Contract and (B) the Company will pay quarterly contract adjustment at a percentage rate (not greater than 6.625% less the percentage interest rate to be specified for the Senior Notes; to be specified in the Purchase Contract) of the Stated Amount per year, and (ii) a  1/40, or 2.5%, ownership interest in one of the Company’s Senior Notes (A) with principal amount of $1,000, (B) with an initial maturity date of the February 16, May 16, August 16 or November 16 next preceding the fifth (5th) anniversary of the date of initial issuance of the Units and (C) bearing interest at a rate per annum (not to exceed 6.625%) to be set at market (the “Market Interest Rate”) at or near the date of initial issuance of the Units as provided in Section 19.7 of this Agreement. The Shares shall be shares of Company Common Stock unless you shall have elected to take Preferred Shares pursuant to Section 8.8 of this Agreement.

C. In accordance with the terms of the Purchase Agreement, pursuant to which the Purchase Contracts will be issued, the Holders of the Corporate Units will pledge all of their respective title, right and interest in and to the Senior Notes constituting part of the Corporate Units to the Collateral Agent pursuant to the Pledge Agreement.

D. The Senior Notes will be issued pursuant to the Indenture with the Senior Note Supplement having been appropriately completed to reflect the Market Interest Rate and the initial maturity date of the Senior Notes.

E. Pursuant to the Remarketing Agreement, the Remarketing Agent will remarket the Senior Notes, subject to the terms and conditions set forth therein.

F. Certain capitalized terms used in this Agreement are defined in Schedule B; references to an “Exhibit” are, unless otherwise specified, to an Exhibit attached to this Agreement; and references to a “Schedule” are to Schedules to this Agreement or to separate disclosure schedules being delivered by the Company to you on the date hereof, as the case may be.

2. SALE AND PURCHASE OF UNITS.

(a) Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, 4,000,000 Units at $25.00 per Unit, aggregating $100,000,000; provided, however, the Company shall have no obligation to issue and sell the Units to you pursuant to this Agreement and you shall have no obligation to purchase the Units from the Company pursuant to this Agreement if (i) the Closing shall not have occurred on or prior to December 31, 2005 and (ii) the Company and you shall not have agreed in writing to a later date as being the date on or before which the Closing is to occur in order for the Company to be obligated to issue and sell the Units pursuant to this Agreement and for you to be obligated to purchase the Units from the Company pursuant to this Agreement.

(b) Under GAAP as in effect on the date of this Agreement, the Company expects to account for its issuance and sale of the Corporate Units as described in Schedule 2(b). If, as a result of a GAAP Development, the accounting treatment available for the issuance and sale of the Units is less advantageous (other than in insubstantial ways) to the Company than as presented in Schedule 2(b) (as determined in good faith by the Chief Accounting Officer of the Company in consultation with the

Company’s independent auditor), the Company may, upon written notice to you, terminate its obligation to issue and sell the Units pursuant to this Agreement.

(c) Under the Code as in effect on the date of this Agreement (taking into account, among other things, Internal Revenue Service Revenue Ruling 2003-97), the Company expects that interest accruing on the Senior Notes would be deductible under section 163(a) of the Code and would not be disallowed under section 163(l) of the Code. If, as a result of a Change in Tax Laws, interest accruing on the Senior Notes shall no longer be deductible under section 163(a) of the Code or not be allowed in consequence of section 163(l) of the Code (as determined in good faith by the Chief Accounting Officer of the Company based upon a Tax Opinion to such effect), the Company may, upon written notice to you, terminate its obligation to issue and sell the Units pursuant to this Agreement.

(d) In the event that the Company’s obligation to issue and sell the Units pursuant to this Agreement shall have been terminated pursuant to paragraph (b) or (c) above, the Company shall offer you the opportunity to purchase $100,000,000 of other equity or equity-linked securities in substitution for the Units as part of its financing plan for the payment of the cash portion of the purchase price specified in the Acquisition Agreement and to obtain funds needed to effect the Refinancing and shall negotiate in good faith the terms and conditions of such other securities with you prior to offering such other securities to other parties, provided, that, any such substituted equity-linked securities shall have the same or substantially the same credit rating, rating agency debt-to-equity ratio, tax and accounting attributes for the Company and shall embody the same or substantially the same economic and other terms and conditions as the Units.

3. CLOSING.

The sale and purchase of the Units shall occur at the offices of Pillsbury Winthrop LLP, 1540 Broadway, New York, New York simultaneously with the closing under the Acquisition Agreement or as may otherwise be agreed by you and the Company. At the Closing, the Company will deliver a single definitive certificate representing 4,000,000 Units dated the date of Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 651-10074-83 (in the name of PNM Resources Depository) at Wells Fargo Bank, Albuquerque, New Mexico, ABA# 121000248. If at the Closing the Company shall fail to tender such Units to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4. CONDITIONS TO CLOSING.

Your obligation to purchase and pay for the Units to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

4.1 Representations and Warranties.

(a) The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

(b) The representations and warranties of the Selling Shareholder in the Acquisition Agreement shall be true and correct in all material respects when made and at the time of Closing.

4.2 Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Units (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing.

4.3 Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to you an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1(a), 4.2, 4.9, 4.11 and 4.17 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Units, the Definitive Agreements and this Agreement.

4.4 Opinions of Counsel.

You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing (a) from Pillsbury Winthrop LLP, counsel for the Company, covering matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you) and (b) from Thelen Reid & Priest LLP, your special counsel in connection with such transactions covering other matters incident to such transactions as you may reasonably request.

4.5 Purchase Permitted by Applicable Law, etc.

On the date of the Closing your purchase of Units shall (i) not violate any applicable law or regulation (including, without limitation, Regulation G, T or X of the Board of Governors of the Federal Reserve System) and (ii) not subject you to any Tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.6 Acquisition Closing, etc.

(a) Acquisition Agreement. The terms and conditions of the Acquisition Agreement shall not have been amended or waived in a manner that is materially adverse to the Company, to TNPE or to you without your prior written consent. You shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine that the condition specified in this Section 4.6(a) has been fulfilled.

(b) Acquisition Closing. All of the terms and conditions set forth in the Acquisition Agreement shall have been satisfied and the Company shall have consummated, or shall simultaneously with the Closing hereunder be consummating, the Acquisition in accordance with the terms of the Acquisition Agreement.

(c) Closing Officer’s Certificate. The Company shall deliver for your benefit (with the intent that you will rely thereon in proceeding with the Closing hereunder) an original counterpart of the certificates required to be delivered by it pursuant to Sections 7.03(a) and 7.03(b) of the Acquisition Agreement.

4.7 Payment of Special Counsel Fees.

Without limiting the provisions of Section 11.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in Section 4.4(b) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

4.8 Capital Structure of Company.

(a) Since July 23, 2004, neither the Company nor any of its Material Subsidiaries shall have issued, redeemed, retired or repurchased any securities other than in transactions reasonably satisfactory to you; provided, however, the Company and its Subsidiaries are entitled to (i) have issued securities to finance the purchase and recapitalization of TNPE in the manner described in the TNPE Announcement Material and (ii) have issued, redeemed, retired or repurchased securities for other corporate purposes, in either case so long as such issuances, redemptions, retirements or repurchases shall not have resulted in the Company’s credit rating falling below investment grade.

(b) On or prior to the Closing Date, the Company shall have issued securities, with terms and conditions reasonably satisfactory to you, in the manner and for the purpose described in the TNP Announcement Material.

(c) If requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine that the conditions specified in Sections 4.8(a) and (b) have been fulfilled.

4.9 Changes in Corporate Structure.

Neither the Company nor its Material Subsidiaries shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation or shall have succeeded to all or any substantial part of the liabilities of any other entity, at any time following June 30, 2004 (other than as contemplated by the Acquisition Agreement).

4.10 Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions (including, but without limitation, the Definitive Agreements) shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

4.11 No Material Adverse Effect.

There shall not have occurred any event, change or condition that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, operations or condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries (taken as a whole), or TNPE and its subsidiaries (taken as a whole and other than as disclosed in the Selling Shareholder Disclosure Schedule), in each case, since December 31, 2003.

4.12 Consents and Approvals.

All governmental and third party approvals necessary in connection with the transactions contemplated hereby and by the Acquisition Agreement (including, but without limitation, the Required Approvals and as disclosed in the Selling Shareholder Disclosure Schedule) shall have been obtained and shall be in full force and effect. Without limiting the generality of the foregoing, your obligation to purchase the Units is conditioned upon receipt of SEC approval by you and William H. Gates, III (pursuant to section 10 of PUHCA) to acquire, indirectly, 5% or more of the voting securities of Texas-New Mexico Power Company (“TNP”) on terms that are satisfactory to you in your sole judgment.

4.13 Absence of Adverse Governmental Action.

You shall have reasonably determined that no Governmental Authority (i) has taken prior to Closing or is reasonably likely to take after Closing any action or (ii) failed to take prior to Closing or is reasonably likely to fail to take after Closing any requested action that, in any case, (A) affects the rates, rate plans or tariffs that PNM is authorized to charge to its customers, (B) creates a material liability for PNM or (C) imposes any regulation or condition upon you or any of your Affiliates. As may be requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine that the conditions specified in this Section 4.13 have been fulfilled.

4.14 Pro Forma Balance Sheet; Projections.

(a) Pro Forma Balance Sheet. You shall have received a consolidated balance sheet of the Company at the last day of the calendar quarter most recently concluded more than thirty (30) days prior to Closing, adjusted to give effect to consummation of the Acquisition and the Refinancing as if the Acquisition and Refinancing had occurred on such last day.

(b) Projections. The Company shall have delivered projections for the Company (assuming consummation of the Acquisition and the Refinancing) based on reasonable assumptions through the end of the fifth year after the date of Closing and such projections shall be reasonably satisfactory to you.

4.15 Completion of Due Diligence Review.

You shall have completed your business, accounting, legal and regulatory due diligence investigation of the Company and TNPE and their respective Material Subsidiaries and the results thereof shall be reasonably satisfactory to you.

4.16 Outside Date.

The Closing shall occur on or before December 31, 2005 unless you shall have consented in writing to the Closing occurring on or prior to a later date as specified in writing by you.

4.17 Absence of Special Event.

No event or circumstance constituting a Special Event (as defined in the Senior Note Supplement) has occurred on or prior to Closing that would permit the Company to effect an optional redemption of the Senior Notes subsequent to Closing.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to you that:

5.1 Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease and use the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Definitive Agreements and to perform the provisions hereof and thereof. The Company has previously delivered or made available to you correct and complete copies of the articles of incorporation and bylaws (or other comparable charter documents) of the Company and each of its Material Subsidiaries. As of the date hereof, PNM is the Company’s only Material Subsidiary.

5.2 Authorization, etc.

This Agreement and the Definitive Agreements have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Definitive Agreement will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3 Disclosure; Financial Statements.

(a) The Company has delivered or made available to you prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company and PNM with the SEC since December 31, 2002 through August 5, 2004 (as such documents have since the time of their filing been amended or supplemented, the “Company SEC Reports”), which are all the documents (other than preliminary material) that the Company and its Subsidiaries were required to file with the SEC since December 31, 2002. As of their respective dates, the Company SEC Reports (including all financial statement and schedules included therein) (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company that are included in the Company SEC Reports (the “Financial Statements”) have been prepared in accordance with GAAP consistently applied (except as may be indicated therein or in the notes thereto and except that with respect to unaudited statements to the extent permitted by Form 10-Q under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole)) in all material respects the financial condition, results of operation and cash flows of the applicable reporting company of, and for, the reporting period therein presented. Except as disclosed in the Company SEC Reports, neither the Company nor any of its Material Subsidiaries has any liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), except (i) liabilities provided for in the Financial Statements (other than liabilities which, in accordance with GAAP, need not be disclosed), (ii) liabilities (including accounts payable) incurred since the date of the Financial Statements in the ordinary course of business consistent with past practice, and (iii) such other liabilities which, individually or in the aggregate, will not have a Material Adverse Effect.

(c) Except as disclosed in the Company SEC Reports, the Company knows of no basis for the assertion against the Company of any liabilities not adequately reflected or reserved against in the Financial Statements, except (i) liabilities (including accounts payable) incurred since the date of the Financial Statements in the ordinary course of business consistent with past practice and (ii) such other liabilities which, individually or in the aggregate, will not have a Material Adverse Effect.

(d) Except as disclosed in the Company SEC Reports, since December 31, 2003, there has been no change, event or development in the financial condition, operations, business, properties or prospects of the Company or any of its Material Subsidiaries except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Company SEC Reports, between December 31, 2003 and the date hereof the Company and its Material Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practices. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

5.4 Organization and Ownership of Shares of Subsidiaries.

(a) Schedule 5.4 contains (except as noted therein) complete and correct lists of the Company’s active Subsidiaries, showing, as to each active Subsidiary, (i) the correct name thereof, (ii) the jurisdiction of its organization, (iii) its authorized equity securities, (iv) the record owners of such equity securities and (v) the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

(b) All of the outstanding shares of capital stock or similar equity interests of each active Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien.

(c) Each active Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease and use the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements and other limitations listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

(e) Except as disclosed in the Company SEC Reports or on Schedule 5.4, the Company does not directly or indirectly own any equity or similar interest (with a carrying value on its books in excess of $25,000,000) in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

5.5 Accounting Controls; Independent Accountants.

The Company maintains a system of accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company is not aware of any significant deficiencies or material weaknesses in the internal controls of the Company or any of its Material Subsidiaries. Deloitte & Touche, LLP, who have audited certain financial statements of the Company and its Subsidiaries, are independent public accountants as required by the Securities Act and the rules and regulations of the SEC thereunder.

5.6 Permits; Compliance with Laws, Noncontravention

(a) Except as disclosed in the Company SEC Reports, the Company and its Material Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of, and have made all required rate, tariff and other filings with all Governmental Authorities necessary for the lawful conduct of their respective businesses as currently conducted (“Permits”); except for failures to hold such permits, licenses, variances, exemptions, orders and approvals and to make such filings which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

(b) Except as disclosed in the Company SEC Reports, the Company and its Material Subsidiaries are in compliance with the terms of the Permits, except for failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect.

(c) Except as disclosed in the Company SEC Reports, the Company and its Material Subsidiaries are not in violation of or in default under any law or order of any Governmental Authority, except for such violations or defaults which, individually, or in the aggregate, are not having and could not reasonably be expected to have a Material Adverse Effect.

(d) The execution, delivery and performance by the Company of this Agreement and the Definitive Agreements will not (A) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any note, bond, indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, franchise, permit, concession, rate, rate schedule, tariff, utility service agreement or like document (each a “Contract” and collectively, the “Contracts”) filed with or approved by any Governmental Authority or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected or, (B) assuming the governmental authorizations listed in Schedule 5.7 and the Required Approvals shall have been obtained, (i) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (ii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.7 Approvals; Consents and Governmental Authorizations, etc.

Except as listed in Schedule 5.7 and except for the Required Approvals, no consent, approval or authorization or action of, or registration, filing or declaration with, or notice to, any Governmental Authority or other public or private third party is required under any of the terms, conditions or provisions of any law or order of any Governmental Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound in connection with the execution, delivery or performance by the Company of this Agreement or the Definitive Agreements.

5.8 Litigation; Observance of Agreements, Statutes and Orders.

(a) Except as disclosed in the Company SEC Reports, there are no actions, suits, proceedings, claims, complaints, disputes or investigations pending or, to the knowledge of the Company, threatened, before any Governmental Authority, against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) No injunction, writ, temporary restraining order, decree or order of any nature has been issued by any court or other Governmental Authority against the Company purporting to enjoin or restrain the execution, delivery or performance of this Agreement or the Definitive Agreements.

5.9 Tax Matters.

(a) Each of the Company and its Subsidiaries have filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(b) Each of the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, except where the failure to have so withheld and paid such Taxes would not result in a Material Adverse Effect.

(c) Except (i) as disclosed in the Company SEC Reports, or (ii) for matters which individually, and in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there is no material dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries either (A) claimed or raised by any authority or (B) as to which the directors, officers and employees responsible for Tax matters of the Company and its Subsidiaries has knowledge based upon a proposed adjustment. The consolidated Federal income tax returns of the Company (or PNM, as the case may be) for the years 2000, 2001 and 2002 are presently under examination (the 2003 tax returns having not yet been filed) and no adjustments have been proposed through the date hereof which, if determined adversely to the Company, would reasonably be expected to have a Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither the Company nor any of its Subsidiaries (A) has joined in the filing of a consolidated federal income Tax Return (other than the consolidated federal income Tax Return of which the Company is the common parent) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise (other than customary tax indemnification provisions in commercial contracts, leases and financing agreements, which provisions, individually or in the aggregate, have not resulted in and could not reasonably be expected to result in a Material Adverse Effect).

5.10 Title to Property; Leases.

Except as disclosed in the Company SEC Reports or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.3(b) or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens other than those disclosed in the Company SEC Reports.

(b) With respect to the personal property and assets that the Company leases (i) the Company is in compliance with such leases, (ii) such leases are enforceable in accordance with their terms, and (iii) the Company holds a valid leasehold interest free and clear of any Liens. Each such lease is a valid and subsisting agreement, duly authorized and entered into and enforceable in accordance with its terms, and there is no default under any such lease by the Company or, to the Company’s knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

(c) All items of personal property and assets owned or leased by the Company are in good operating condition, normal wear and tear excepted, are reasonably fit and usable for the purposes for which they are being used, are adequate and sufficient for the Company’s business, and conform in all material respects with all applicable laws.

5.11 Intellectual Property

Except as described in the Company SEC Reports or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Company and its Material Subsidiaries have and shall continue to have all necessary right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) individually or in the aggregate material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole, prior to, at and following Closing.

(b) Neither the Company nor any Material Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, and no consent or approval is required to be obtained from any owner of the Intellectual Property in order to consummate the transactions contemplated hereby, and to the Company’s knowledge such Intellectual Property is not being infringed by any third party, and to the Company’s knowledge neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect.

5.12 Compliance with ERISA.

(a) With respect to each Plan:

(i) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect;

(ii) neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise Tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise Tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material;

(iii) each Plan which is intended to qualify for tax-exempt status under Code sections 401(a) and 501 has received from the Internal Revenue Service a favorable determination letter as to its qualification under the Code, and no event has occurred that will or could be expected to give rise to disqualification or loss of tax-exempt status of any such plan or related trust.

(b) With respect to each Plan subject to Title IV of ERISA: (i) no “reportable event” (within the meaning of ERISA § 4043) has occurred or could reasonably be expected to occur; and (ii) the aggregate accrued benefit obligations (whether vested or unvested) of participants in each Plan that is subject to Title IV of ERISA (each, a “Pension Plan”) (as of the date of the most recent actuarial valuation prepared for such Pension Plan), on a termination basis (calculated in the manner specified in ERISA section 4001(a)(18) assuming an interest rate of 6.55%) and projected benefit obligation basis (based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports), do not exceed the fair market value of the assets of such Pension Plan (as of December 31, 2003) by more than $51 million, and no material adverse change has occurred with respect to the financial condition of such plan since such last valuation.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected postretirement benefit obligation (determined as of December 31, 2003 in accordance with Financial Accounting Standards Board Statement No. 106 without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries was $130.7 million compared to $51.0 million current value of assets allocable to the obligation.

5.13 Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Units or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Units to the registration requirements of section 5 of the Securities Act.

5.14 Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Units to pay the cash portion of the purchase price for the Acquisition and/or to fund a portion of the amounts required to effect the Refinancing. No part of the proceeds from the sale of the Units hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation G.

5.15 Existing Indebtedness.

The Financial Statements set forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of June 30, 2004, in each case as and to the extent required by GAAP, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

5.16 Foreign Assets Control Regulations, etc.

(a) Neither the sale of the Units by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Company nor, to the knowledge of the Company, any of its Affiliates is in violation of any law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(c) Neither the Company nor, to the knowledge of the Company, any of its Affiliates is any of the following:

(A) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(B) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed on the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(C) a Person with whom the Borrower is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(D) a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(E) a Person that is named as a “specially designated national or blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asst Control at its official website or any replacement website or other replacement official publication of such list.

(d) Neither the Company nor, to the knowledge of the Company, any of its Affiliates (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (c)(A), (B), (C) or (D) above or, to the knowledge of the Company, clause (c)(E) above; (ii) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.17 Status under Certain Statutes and Orders.

(a) In connection with its becoming the holding company for PNM, the Company and PNM became subject to the order dated June 28, 2001, as amended December 18, 2001 (collectively, the “Holding Company Order”) of the NMPRC under which the Company and PNM each made a number of commitments concerning, among other things, the Company’s and PNM’s activities. Such commitments, individually and in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has previously delivered or made available to you a correct and complete copy of the Holding Company Order. Neither the Company nor PNM have made further commitments concerning the Company’s or PNM’s activities that would have a Material Adverse Effect.

(b) As disclosed in the Company SEC Reports, the Company has been advised by the Office of Public Utility Regulation of the SEC that it should file to become a registered holding company under PUHCA. The Company has announced that it will comply with that determination. The Company presently expects that it will effect its registration under section 5(a) of PUHCA not later than December 31, 2004. Until such registration is effected, the Company and its Subsidiaries are exempt from all provisions (other than section 9(a)(2)) of PUHCA, pursuant to the provisions of section 3(a)(1) in accordance with Rule 2 of the SEC under PUHCA.

5.18 Environmental Matters.

Except as disclosed in the Company SEC Reports:

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) Each of the Company and its Material Subsidiaries is in compliance in all material respects with all applicable Environmental Laws; and

(ii) Neither the Company nor any of its Material Subsidiaries has received any written communication from any person or Governmental Authority that alleges that the Company or any of its Subsidiaries is not in such compliance with applicable Environmental Laws.

(b) Each of the Company and its Material Subsidiaries has obtained all permits and other governmental authorizations (collectively, the “Environmental Permits”) necessary under applicable Environmental Laws for the construction of its facilities and the conduct of its operations, as applicable, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its Material Subsidiaries are in compliance with all terms and conditions of the Environmental Permits.

(c) There is no Environmental Claim pending:

(i) against the Company or any of its Material Subsidiaries;

(ii) to the knowledge of the Company, against any person or entity whose liability for any such Environmental Claim the Company or any of its Material Subsidiaries has retained or assumed either contractually or by operation of law; or

(iii) against any real or personal property or operations which the Company or any of its Material Subsidiaries owns, leases or manages, in whole or in part.

(d) To the knowledge of the Company, there have not been any Releases of any Hazardous Material that would be reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Material Subsidiaries, or against any person whose liability for any Environmental Claim the Company or any of its Material Subsidiaries has or may have been retained or assumed by contract, other agreement or by operation of law.

(e) To the knowledge of the Company with respect to any predecessor of the Company or any of its Material Subsidiaries, there is no Environmental Claim pending or threatened in writing, and there has been no Release of Hazardous Materials in each case that would be reasonably likely to form the basis of any Environmental Claim.

(f) The Company has disclosed to you all material facts of which it is aware and reasonably believes are likely to form the basis of a Environmental Claim against the Company or any of its Material Subsidiaries arising from (x) current environmental remediation or mining reclamation costs of the Company, its Material Subsidiaries or such remediation or reclamation costs known to be required in the future under any applicable Environmental Law, or (y) any other obligation of the Company or its Material Subsidiaries under any applicable Environmental Law.

(g) Neither the Company nor any of its Material Subsidiaries have entered into any agreements with any person requiring the Company or any of its Material Subsidiaries to indemnify, reimburse or provide contribution to such other person for any matter related to Environmental Laws, Hazardous Materials or the environment, except for such matters that have been fully resolved and for which the Company or any of its Material Subsidiaries has no further monetary or non-monetary obligation.

(h) Neither the Company nor any of its Material Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws; and

(i) All buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws.

5.19 The Acquisition

(a) The Company has delivered to you true, correct and complete copies of the Acquisition Agreement, the Selling Shareholder Disclosure Schedule and the Purchaser Disclosure Schedule.

(b) Each representation and warranty made by the Company in Article IV of the Acquisition Agreement that is qualified by materiality (as defined for purposes of the Acquisition Agreement) is true and correct, and each such representation and warranty that is not so qualified is true and correct in all material respects, in each case, on and as of the date on which the Acquisition Agreement was entered into.

(c) The Acquisition Agreement is (i) a valid and binding agreement of the Company and the Selling Shareholder and (ii) enforceable against the Company and, to the knowledge of the Company, the Selling Shareholder in accordance with its terms except (A) to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to creditors’ rights generally, and (B) for such failures to be valid, binding and enforceable that do not have or would not be reasonably expected to have a Material Adverse Effect.

(d) The Company has no reason to believe that (i) any representation or warranty made by the Selling Shareholder in Article III of the Acquisition Agreement is untrue or incorrect in any material respect or (ii) the Selling Shareholder will be unable to deliver the TNPE certificates as specified in Sections 7.02(a) and 7.02(b) of the Acquisition Agreement. This Section 5.19(d) is the only representation and warranty being made by the Company with respect to TNPE and the Subsidiaries of TNPE irrespective of whether the Closing hereunder occurs simultaneously with, immediately prior to or immediately following the closing of the Acquisition.

5.20 Capital Stock

(a) The authorized capital stock of the Company consists solely of 130,000,000 shares, of which 120,000,000 is common stock and 10,000,000 of which is preferred stock, no par value, of the Company. As of June 30, 2004, (i) 60,421,857 shares of Company Common Stock were issued and outstanding (after giving effect to a 3-for-2 stock split which became effective June 14, 2004) and (ii) no shares of preferred stock were issued and outstanding. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued and fully paid and non-assessable.

(b) At or prior to the Closing the Shares will be duly and validly authorized and reserved for issuance by the Company and, when issued and delivered in accordance with the provisions of the Definitive Agreements, will be duly and validly issued, fully paid and non-assessable and will not be subject to any preemptive or other similar right.

5.21 Material Agreements

Except as disclosed in the Company SEC Reports:

(a) Each Material Agreement is a valid and binding obligation of at least one of the Company and its Subsidiaries (the “Company Party”) and each other party thereto, and is enforceable against the Company Party and each other party thereto, in accordance with its terms, except (i) to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, subject to general principles of equity, and (ii) for such failures to be valid, binding and enforceable that do not have and would not be reasonably expected to have a Company Material Adverse Effect.

(b) Neither the Company Party, nor any other party thereto, is in default under any of the Material Agreements except in each case for such defaults which do not have and would not be reasonably expected to have a Company Material Adverse Effect. No proceeding, event or condition has occurred or exists or is alleged by any party to have occurred or exist, that, with notice and/or lapse of time, would constitute a default by any of the parties thereto of their respective obligations under a Material Agreement (or would give rise to any right of termination or cancellation), except as does not have and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company Party, nor any other party to any Material Agreement, has breached or provided any written notice of an intent to breach, any provision thereof, which breach does not have and would not reasonably be expected to have a Company Material Adverse Effect.

(c) The statements in this Section 5.21 concerning parties other than Company Parties are made to the knowledge of the Company.

5.22 Brokers

The Company represents, as to itself and its Subsidiaries, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Company or any of its Material Subsidiaries in connection with any of the transactions contemplated by this Agreement.

5.23 Investment Company

The Company is not, and, after giving effect to the offering and sale of the Units, the Company will not be, nor is it directly or indirectly controlled by, or acting on behalf of, any person that is, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.24 Units

At or prior to the Closing, the Units will be duly authorized by the Company, and when authenticated (as applicable), issued and delivered in the manner provided in the relevant Definitive Agreements and delivered against payment of the purchase price therefore as provided herein, will constitute valid and binding obligations of the Company enforceable in accordance with their respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6. REPRESENTATIONS OF THE PURCHASER.

6.1 Purchase for Investment.

(a) You represent that you are purchasing the Units for your own account and not with a view to the distribution thereof, provided that the disposition of your property shall at all times be within your control. You understand that the Units have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Units except as contemplated by the Registration Rights Agreement.

(b) Without limiting the generality of Section 6.1(a), you represent that you are an entity all of the equity interests of which are owned by “accredited investors” within the meaning of Regulation D (Rule 501(a)) under the Securities Act.

6.2 Source of Funds.

You represent that the source of funds to be used by you to pay the purchase price of the Units to be purchased by you hereunder does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

7. INFORMATION AS TO COMPANY.

7.1 Financial and Business Information.

The Company shall deliver to each holder of Units that is an Institutional Investor:

(a) Quarterly Statements — within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC and accompanied by the aforementioned certification of a Senior Financial Officer shall be deemed to satisfy the requirements of this Section 7.1(a);

(b) Annual Statements — within 90 days after the end of each fiscal year of the Company, duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances; provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b);

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d) Notice of Default or Certain Events – Except as otherwise disclosed in material provided pursuant to Section 7.1(c) (in the case only of the following clause (ii)), the Company will furnish to you promptly, and in any event within 5 days after a Responsible Officer becomes aware of any of the following, written notice of the following:

(i) the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder; and

(ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under Section 7.1(d)(i) shall be accompanied by a statement of a Senior Financial Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(e) Notices from Governmental Authority – Except as otherwise disclosed in material provided pursuant to Section 7.1(c), promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Material Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(f) ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise Tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise Tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; and

(g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Units as from time to time may be reasonably requested by any such holder of Units.

7.2 Officer’s Certificate.

Each set of financial statements delivered to a holder of Units pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3 Inspection.

The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities, all in accordance with customary and prudent business practices. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by you or any other holder of Units that is an Institutional Investor, upon reasonable prior notice, to visit and inspect its properties, and, subject to contractual or statutory limitations regarding confidential or proprietary information, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. Your rights under this section shall continue after the Settlement Date as long as you or your Affiliates shall hold, in the aggregate, Common Stock or Preferred Shares representing, on a fully diluted and converted basis, 5% or more of the outstanding Common Stock of the Company but may not be exercised more than four times in a calendar year.

8. AFFIRMATIVE COVENANTS.

The Company covenants that from the date hereof through the Closing and thereafter so long as any of the Units are outstanding:

8.1 Compliance with Law.

The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all Permits necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such Permits could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.2 Insurance.

The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

8.3 Maintenance of Properties.

The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.4 Payment of Taxes and Claims.

Except where failure to do so could not reasonably be expected to have a Material Adverse Effect, the Company will and will cause each of its Subsidiaries to:

(a) file all Tax Returns required to be filed in any jurisdiction and to pay and discharge all Taxes shown to be due and payable on such returns and all other Taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such Taxes and assessments have become due and payable and before they have become delinquent,

(b) pay all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, and

(c) pay its obligations before the same shall become delinquent or in default; provided that neither the Company nor any Subsidiary need pay any such Tax or assessment, claim or obligation if the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary.

8.5 Corporate Existence, etc.

Except as otherwise permitted hereby or by the Definitive Documents, the Company will at all times preserve and keep in full force and effect its corporate existence. The Company will at all times preserve, renew and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights, licenses, Permits, privileges and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

8.6 Compliance with Acquisition Agreement

The Company will perform and comply in all material respects with each agreement, covenant and obligation requested by the Acquisition Agreement to be so performed or complied with by the Company at or prior to the closing under the Acquisition Agreement.

8.7 Reservation of Shares of Capital Stock

The Company will reserve sufficient authorized but unissued shares of its capital stock, including shares of its common stock and preferred stock, for issuance pursuant to this Agreement and the Definitive Agreements.

8.8 Preferred Shares in Lieu of Company Common Stock

Upon your request made prior to the Settlement Date, in lieu of shares of Company Common Stock otherwise deliverable pursuant to the affected Purchase Contracts, the Company shall deliver Preferred Shares in a ratio of 1/10th of a Preferred Share for each share of Company Common Stock otherwise deliverable in settlement of such Purchase Contracts.

8.9 Internal Accounting Controls; Auditor Independence

The Company will maintain the system of internal accounting controls as described in Section 5.5 of this Agreement and otherwise as necessary for the Company to meet its ongoing obligations under the Exchange Act (and rules and regulations of the SEC promulgated thereunder). The Company shall at all times ensure that the current auditors of its financial statements are independent public accountants as and to the extent required by the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

8.10 Due Diligence Examination

Through the Closing, the Company will make available to you and your representatives, and give them reasonable access to, the physical properties, personnel and books and records of (a) the Company and, (b) as and to the extent the same is available to the Company upon request of the Company pursuant to the Acquisition Agreement, TNP. Through the Closing, the Company will, upon reasonable request therefor, provide copies of agreements, contracts, leases, accounting statements and records, and all other records pertaining to (i) the Company’s business and, (ii) as and to the extent that the same are available to the Company upon request of the Company pursuant to the Acquisition Agreement, TNP’s business.

8.11 Compliance with Environmental Laws

(a) The Company will, and will cause each of its Material Subsidiaries to, comply with, and use commercially reasonable efforts to insure compliance by all tenants and subtenants, if any, with, all Environmental Laws and obtain and will, and will cause each of its Material Subsidiaries to, comply with and maintain, and use commercially reasonable efforts to insure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b) The Company will, and will cause each of its Material Subsidiaries to, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, except to the extent that the failure to take such actions could not reasonably be expected to have a Material Adverse Effect and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

8.12 Further Assurances

The Company will, and will cause each of its Subsidiaries to, execute any and all further documents, agreements and instruments, and take all such further actions, which may be required under any applicable law, or which the you may reasonably request, to effectuate the transactions contemplated by this Agreement and the Definitive Agreements, all at the expense of the Company.

9. NEGATIVE COVENANTS.

The Company covenants that from the date hereof through the Closing and thereafter so long as any of the Units are outstanding:

9.1 Transactions with Affiliates.

The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

9.2 Merger, Consolidation, etc.

The Company shall not consolidate with or merge with any other Person or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation, (i) such corporation shall have executed and delivered to each holder of any Units its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Definitive Agreements and (ii) shall have caused to be delivered to each holder of any Units an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to you, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 9.2 from its liability under this Agreement or the Definitive Agreements.

9.3 Certain Changes to Definitive Agreements.

The Company shall not exercise any right it may have under the Definitive Agreements to effect a change thereto without the consent of the holders where the change in question is or may be adverse but not in a respect considered material unless you shall have agreed in writing to such change.

10. HOME OFFICE PAYMENTS.

So long as you or your nominee shall be the holder of any Unit, and notwithstanding anything contained in such Unit to the contrary, the Company will pay all sums becoming due on such Unit by the method and at the address specified for such purpose (if any) in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Unit or the making of any notation thereon. The Company will afford the benefits of this Section 10 to any Institutional Investor that is the direct or indirect transferee of any Unit purchased by you under this Agreement.

11. EXPENSES, ETC.

11.1 Transaction Expenses.

Whether or not the transactions contemplated hereby and by the Definitive Documents are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by you in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Definitive Agreements (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Definitive Agreements or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Definitive Agreements, or by reason of being a holder of any Unit, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Definitive Agreements. The Company will pay, and will save you harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

11.2 Survival.

The obligations of the Company under this Section 11 will survive the payment of any Unit, the enforcement, amendment or waiver of any provision of this Agreement or the Units, and the termination of this Agreement.

12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Units, the purchase by you of any Unit or portion thereof or interest therein and the payment of any Unit, regardless of any investigation made at any time by or on behalf of you. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the 2004 CA and the Definitive Agreements embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

13. AMENDMENT AND WAIVER.

13.1 Requirements.

This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and, with respect to Section 7, each Holder which is an Institutional Investor.

13.2 Solicitation of Holders of Units.

(a) Solicitation. The Company will provide each holder of the Units (irrespective of the amount of Units then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Units. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 13 to each holder of outstanding Units promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Units.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Units as consideration for or as an inducement to the entering into by any holder of Units or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Units then outstanding even if such holder did not consent to such waiver or amendment.

13.3 Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 13 applies equally to all holders of Units and is binding upon them and upon each future holder of any Unit and upon the Company without regard to whether such Unit has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Unit nor any delay in exercising any rights hereunder or under any Unit shall operate as a waiver of any rights of any holder of such Unit. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

14. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

(ii) if to any other holder of any Unit, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Mr. Michael Larson, Manager, or at such other address as the Company shall have specified to the holder of each Unit in writing.

Notices under this Section 14 will be deemed given only when actually received.

15. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Units themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 15 shall not prohibit the Company or any other holder of Units from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

16. CONFIDENTIAL INFORMATION.

(a) For the purposes of this Section 16, “Confidential Information” means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Units), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 16, (iii) any other holder of any Unit, (iv) any Institutional Investor to which you sell or offer to sell such Unit or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 16), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 16), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Units and this Agreement. Each holder of a Unit, by its acceptance of a Unit, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 16 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Unit of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 16.

(b) You and the Company are party to the Agreement Regarding Receipt of Material Non-Public Information dated April 21, 2004 (the “2004 CA”). In the event of a conflict between Section 16(a) and the 2004 CA, the provisions that are more protective of Confidential Information shall control.

17. SUBSTITUTION OF PURCHASER.

You shall have the right to substitute any one of your Affiliates that is otherwise a QIB (or an Affiliate that is not a QIB so long as such substitution shall not result in the need to register the sale of the Units under this Agreement or any other security to be offered by the Company to the registration requirements of Section 5 of the Securities Act) as the purchaser of the Units that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section 17), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Units then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section 17), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Units under this Agreement.

18. INDEMNIFICATION

The Company shall (a) indemnify and hold harmless you, your Affiliates and your and their respective officers, directors, employees, agents, controlling persons (i.e., persons who control any of the foregoing within the meaning of the Securities Act or the Exchange Act), members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, out which any such Indemnified Person may become subject arising out of, or in connection with (i) the transactions contemplated hereby, (ii) the transactions contemplated in the Acquisition Agreement, (iii) any transaction related to the transactions referenced in the preceding clauses (i) and (ii), (iv) any claim, litigation, investigation, or proceeding related to any of the foregoing, regardless of whether or not any such Indemnified Person is a party thereto, or (v) breach by the Company of any representation or warranty made by it in this Agreement, and (b) reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided, however, this Section 18 will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person.

19. MISCELLANEOUS.

19.1 Successors and Assigns.

(a) Subject to Section 19.1(b), all covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Unit) whether so expressed or not.

(b) This Agreement is solely for your benefit and for the benefit of such of your Affiliates as shall have become Holders of Units except that (i) you may confer upon a transferee of Units the benefits of Section 7 provided that such transferee is an Institutional Investor and (ii) each Indemnified Person is an intended beneficiary of Section 18.

19.2 Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

19.3 Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

19.4 Counterparts; Facsimile Execution.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

19.5 Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

19.6 PUHCA Coordination.

You and the Company will coordinate their respective efforts in connection with obtaining all necessary SEC approvals and other SEC actions under PUHCA (including, but without limitation, SEC approvals and actions under PUHCA referenced in Sections 4.12, 5.7 and 19.8) that are necessary in order to effectuate the Acquisition, the Refinancing and the transactions contemplated by this Agreement and the Definitive Agreements. You, your single member and the Company have agreed to be co-applicants in respect of PUHCA approvals and other actions to be sought from the SEC.

19.7 Market-Interest Rate.

In consultation with Banc of America Securities LLC, the Company and you shall confer and agree on the interest rate (not to exceed 6.625%) applicable to the Senior Notes such that, upon issuance, the Company reasonably concludes that it can report to the Internal Revenue Service that the fair market value of each Senior Note is $1,000 (or $25 for each 2.5% ownership interest in a Senior Note) and the fair market value of each Purchase Contract is zero.

19.8 Shareholder Approval of Limited Voting Rights for Certain Preferred Shares.

(a) The Company has agreed that, upon your request (and subject to the receipt of any necessary SEC approvals), the Company will propose to its shareholders at the annual meeting of shareholders to occur in 2005 an amendment to paragraph C of Article IV of the Company’s Restated Articles of Incorporation (the “Proposed Amendment”) which would enable the Company to confer upon holders of Preferred Shares, voting as a single class with holders of Company Common Stock, the same number of votes to which the number of shares of Company Common Stock into which the Preferred Shares are convertible are entitled on all matters submitted to a vote of holders of Company Common Stock at a meeting of shareholders other than for the election of directors of the Company.

(b) The Company’s undertaking in this Section 19.8 is subject to further action by the board of directors of the Company. In the event that such action,

and further action recommending approval of the Proposed Amendment by the Company’s shareholders, shall not have been taken by the board of directors by October 31, 2004, you may, upon written notice to the Company, terminate your obligation to purchase the Units pursuant to this Agreement.

(c) Upon due approval of the Proposed Amendment by the Company’s shareholders, Exhibit G shall be changed to inserted a new paragraph (3) at the end of Section D of Article I as follows:

(3) Each outstanding Preferred Share, voting as a single class with the Common Stock, shall be entitled to the number of votes to which the number of shares of Common Stock comprising a Conversion Unit are entitled on all matters submitted to a vote of holders of Common Stock at a meeting of shareholders other than for the election of Directors of the Corporation.

(d) Holders of Preferred Shares shall have the limited voting rights contemplated by this Section 19.8 only as and to the extent that possession and exercise thereof are permitted by the SEC approvals and other SEC actions under PUHCA referenced in Section 19.6.

(e) It is not a condition to Closing that holders of Preferred Shares have, and have the ability to exercise, the limited voting rights contemplated by this Section 19.8. It is, however, a condition to Closing that the Company shall undertake good faith efforts, consistent with this Section 19.8, to comply herewith.

19.9 HSR Filings.

If required by the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), in connection with the transactions contemplated hereby or the conversion of Preferred Shares into Common Shares, each party shall file or cause to be file with the Federal Trade Commission and the Department of Justice a premerger notification report under the HSR Act. The parties will coordinate such filings and any responses thereto, will make such filings in a timely manner and respond promptly to any requests for additional information made either of such agencies.

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

PNM RESOURCES, INC.

By	/s/ J. R. Loyack
Name: J.R. Loyack
Title: SVP & Chief Financial Officer

The foregoing is hereby

agreed to as of the

date thereof.

CASCADE INVESTMENT, L.L.C.

By:	/s/ Michael Larson
Name: Michael Larson
Title: Business Manager

SCHEDULE A

INFORMATION RELATING TO PURCHASER

Name and Address of Purchaser		Number of Units to be Purchased
Cascade Investment, L.L.C.		4,000,000

(1)	All payments by wire transfer of immediately available funds to: with sufficient information to identify the source and application of such funds.

(2)	All notices of payments and written confirmations of such wire transfers:

(3)	All other communications:

1

Schedule A

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“2004 CA” is defined in Section 16(b).

“Acquisition” is defined in the preamble to this Agreement.

“Acquisition Agreement” is defined in the preamble to this Agreement.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Affiliate Transaction” means a transaction or Material group of transactions, including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service with any Affiliate (other than the Company or any Subsidiary of the Company).

“Anti-Terrorism Laws” is defined in Section 5.16(b).

“Base Indenture” is defined in Section 1.A(iii).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in Albuquerque, New Mexico or New York, New York are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Change in Tax Laws” means any amendment to, change in or announced proposed change in the Code (or any regulations thereunder), or any change in any official administrative decision, pronouncement, judicial decision or action interpreting or applying

1

Schedule B

such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or interpretation is announced on or after the date hereof.

“Chief Accounting Officer” is the individual designated by the Company as such pursuant to the rules and regulations of the SEC under the Securities Act and the Exchange Act.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral Agent” is defined in Section 1.A(ii).

“Company” means PNM Resources, Inc., a New Mexico corporation.

“Company Common Stock” is defined in Section 1.A(vi).

“Company Party” is defined in Section 5.21(a).

“Company SEC Reports” is defined in Section 5.3(a).

“Confidential Information” is defined in Section 16(a).

“Contract” is defined in Section 5.6(d).

“Contracts” is defined in Section 5.6(d).

“Corporate Unit” is defined in Section 1.B.

“Custodial Agent” is defined in Section 1.A(ii).

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Definitive Agreements” means the governing instruments specified in Section 1.A.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demand letters, directives, claims, liens, investigations or written notices alleging liability under or violation of any applicable Environmental Law by any person or entity (including any Governmental Authority) including, without limitation, claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including

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Schedule B

but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Permits” is defined in Section 5.18(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” means any event or condition specified as an “Event of Default” in any Definitive Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Order” is defined in Section 5.16(b).

“Financial Statements” is defined in Section 5.3(b).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“GAAP Development” means (i) any change in GAAP, or change in the interpretation of GAAP with respect to securities similar to the Units, in either case occurring after the date of this Agreement, or (ii) the Company’s independent auditor having concluded that the accounting treatment described in Schedule 2(b) is not available to the Company based on facts and circumstances relating to the Company at Closing that are different from the facts and circumstances relating to the Company on the date hereof.

“Governmental Authority” means

(a) the government of (i) the United States of America or any State or other political subdivision thereof, or (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

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Schedule B

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Indenture” is defined in Section 1.A(iii).

“Indenture Trustee” is defined in Section 1.A(iii).

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable Environmental Law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“Holder” is defined in Section 1.B.

“Holding Company Order” is defined in Section 5.17(a).

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

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Schedule B

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) Swaps of such Person; and

(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Institutional Investor” means (a) any original purchaser of a Unit, (b) any holder of a Unit holding more than 20% of the aggregate principal amount of the Units then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Intellectual Property” means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Market Interest Rate” is defined in Section 1.B.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets, properties, results of operations or prospects of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Units, or (c) the validity or enforceability of this Agreement or the Units.

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Schedule B

“Material Agreement” means any agreement to which the Company or any of its Subsidiaries is a party (A) that is a “material contract”, as that term is defined in Item 601(b)(10) or Regulation S-K of SEC, or (B) that (i) is otherwise material to the Company and its Subsidiaries taken as a whole and (ii) has been entered into outside of the ordinary course of business consistent with past practice; or (C) that is, or relates to, an Affiliate Transaction. For purposes of this definition, the Acquisition Agreement is not a Material Agreement.

“Material Subsidiary” means a Subsidiary (i) of the Company whose total assets (as determined in accordance with GAAP) represent at least 10% of the total assets of the Company on a consolidated basis, or (ii) whose gross revenues (as determined in accordance with GAAP) represent at least 10% of the gross revenues of the Company on a consolidated basis or (iii) which is otherwise a “significant subsidiary” within the meaning of Regulation S-X of the SEC.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NMPRC” means the New Mexico Public Regulation Commission.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Pension Plan” is defined in Section 5.12(b).

“Permits” is defined in Section 5.6(a).

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Pledge Agreement” is defined in Section 1.A(ii).

“PNM” means Public Service Company of New Mexico, a New Mexico corporation and the Company’s principal subsidiary.

“Preferred Shares” is defined in Section 1.A(vi).

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Schedule B

“Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Proposed Amendment” is defined in Section 19.8.

“PUHCA” means the Public Utility Holding Company Act of 1935, as amended.

“Purchase Agreement” is defined in Section 1.A(i).

“Purchase Contract” is defined in Section 1.B.

“Purchase Contract Agent” is defined in Section 1.A(i).

“QIB” means a “Qualified Institutional Buyer” under Rule 144A under the Securities Act.

“Refinancing” is defined in the preamble to this Agreement.

“Registration Rights Agreement” is defined in Section 1.A(v).

“Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal or leaching or migration into the environment.

“Remarketing Agent” is defined in Section 1.A(iv).

“Remarketing Agreement” is defined in Section 1.A(iv).

“Required Approvals” is defined in the Acquisition Agreement.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securities Intermediary” is defined in Section 1.A(ii).

“Selling Shareholder” is defined in the Acquisition Agreement.

“Selling Shareholder Disclosure Schedule” is defined in the Acquisition Agreement.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

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Schedule B

“Senior Note” is defined in Section 1.A(iii).

“Senior Notes” is defined in Section 1.A(iii).

“Senior Note Supplement” is defined in Section 1.A(iii).

“Settlement Date” is defined in Section 1.B.

“Share” is defined in Section 1.B.

“Stated Amount” is defined in Section 1.A.

“Statement of Resolution” is defined in Section 1.A(vi).

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Opinion” means a written opinion with respect to a Change in Tax Law rendered by any of (i) PricewaterhouseCoopers LLP, (ii) Pillsbury Winthrop LLP, or (iii) another firm having a nationally recognized tax practice.

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Schedule B

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TNP” is defined in Section 4.12.

“TNPE” is defined in the preamble to this Agreement.

“TNPE Announcement Material” means, collectively, the Company’s July 25, 2004 press release, the Company’s July 26, 2004 investor presentation and the transcript of the July 26, 2004 investor conference call, each relating to the proposed Acquisition and each as available on the date hereof on the Company’s website (www.pnm.com) and as previously provided to you.

“Units” is defined in Section 1.A.

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Schedule B

Schedule 2(b) to

Unit Purchase Agreement

ACCOUNTING TREATMENT

The net proceeds from the sale of the Corporate Units will be allocated by the Company between the purchase contracts and the senior notes in proportion to their respective fair market values at the time of issuance. The present value of the Corporate Units contract adjustment payments will be initially recorded as a reduction (charge) to stockholders’ equity, with an offsetting increase (credit) to liabilities. This liability would be accreted over three years by interest charges to the income statement based on a constant rate calculation. Subsequent contract adjustment payments reduce this liability.

The purchase contracts are forward transactions in the Company’s common stock. Upon settlement of each purchase contract, the Company will receive $25 on the purchase contract and will issue the requisite number of shares of its common stock. The $25 that we receive will be recorded as an increase (credit) to the Company’s common stock in the Company’s stockholders’ equity.

Before the issuance of its common stock upon settlement of the purchase contracts, the purchase contracts will be reflected in the Company’s diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of the Company’s common stock used in calculating diluted earnings per share (based on the settlement formula applied at the end of the reporting period) is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts less the number of shares that could be purchased by the Company in the market (at the average market price during the period) using the proceeds receivable upon settlement. Consequently the Company anticipates that there will be some dilutive effect on its earnings per share for periods when the average market price of our common stock for the reporting period is above $25.116 but no dilutive effect in its earnings per share for periods when the average market price is equal to or below $25.116.

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Schedule 2(b)